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EXHIBIT 10.27

March 5, 2013

Francois Barbier
12608 Via Ventana Way
Los Altos Hill, CA 94022

Francois:

        This addendum shall apply to the extension of your International Relocation program benefits from July 1, 2013 to June 30, 2016. This addendum also confirms our mutual understanding that the terms and conditions stipulated below will continue to apply during this extension.

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  Host Country Housing:  Flextronics will provide you with reasonable leased housing, not to exceed up to US$6,000 monthly including utilities (gas, electricity, water, management fees, handling fees, government fees but not to include personal telephone expenses). These expenses will be paid directly by our Relocation Provider to the housing provider and will be grossed up for applicable taxes.

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  Home Leave:  You will be entitled to one (1) business class return airfare per year, for you and your eligible family members from the US to France. This benefit will be grossed up for applicable taxes.

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  Auto Allowance:  You will be provided an auto allowance of US$1,200 monthly, grossed up for applicable taxes.

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  Tax Consultation/Preparation:  You will be provided with home country exit and host country entrance consultation which would include tax preparation services for your home and host country tax returns as needed, prepared by PricewaterhouseCoopers (PwC). It is your responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations, and to file appropriate tax returns in a timely manner. PwC will assist you in filing any forms necessary in order to take full advantage of favorable tax treatment. You will be personally responsible for payment of all individual income taxes in the home or host country.

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  Taxes and Social Security Coverage:  Flextronics will pay for the French Annual Voluntary Social Security and Pension contribution on your behalf and all taxes related to this benefit will be paid on your behalf.

        During your extension, you will remain an employee of Flextronics International USA, Inc.

        If the terms are acceptable to you, please sign and return the attached copy of the letter.

Sincerely,

/s/ Tom Ezrin

Tom Ezrin
SVP, Global Total Rewards and Corporate Sustainability

I, Francois Barbier, do hereby agree and accept the above mentioned terms and conditions of employment.

/s/ Francois Barbier Francois Barbier, Acknowledgement	March 6th, 2013 Date

Original to:	Employee Global Mobility
Copy to:	Manager HR Home Country HR Host Country PWC

6201 America Center Drive San Jose, CA 95002 -- Direct: 408 576 7000 -- www.flextronics.com

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  EXHIBIT 10.27